UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ARTIO GLOBAL INVESTORS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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330 Madison Avenue
New York, New York 10017

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders (the “Annual Meeting”) of Artio Global Investors Inc. (“Investors”). Our Annual Meeting will be held on Tuesday, May 11, 2010, at 9:00 a.m. (Eastern Time). We are pleased that this year’s Annual Meeting, our first as a public company, will be a completely “virtual meeting” of stockholders, that is, you may participate solely “by means of remote communication”. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/ART. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com.

We are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process will expedite stockholders’ receipt of the materials, lower the costs of our Annual Meeting and conserve natural resources. On March 26, 2010, we mailed our stockholders a notice containing instructions on how to access our Proxy Statement and Annual Report and vote online. The notice also included instructions on how to receive a paper copy of our proxy materials, including the notice of Annual Meeting, Proxy Statement, Annual Report and proxy card. If you received your proxy materials by mail, the notice of Annual Meeting, Proxy Statement, Annual Report and proxy card from our Board of Directors were enclosed. If you received your proxy materials via e-mail, the e-mail contained voting instructions and Internet links to the Proxy Statement and Annual Report.

The agenda for this year’s Annual Meeting includes the following items:

•	Election of a director;

•	Ratification of KPMG LLP as our independent registered public accountants; and

•	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please read our Proxy Statement for detailed information on each of the proposals. Also, our Annual Report to Stockholders consists of our Annual Review and Annual Report on Form 10-K, and contains information about Investors and its financial performance.

Your vote is important to us and our business and we strongly urge you to cast your vote.

Sincerely,

Richard Pell
Chairman, Chief Executive Officer and
Chief Investment Officer

New York, New York
March 26, 2010

330 Madison Avenue
New York, New York 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 11, 2010

Notice is hereby given that the 2010 annual meeting of stockholders (the “Annual Meeting” or “Meeting”) of Artio Global Investors Inc., a Delaware corporation, will be held on Tuesday, May 11, 2010, at 9:00 a.m. (Eastern Time). You can attend the Annual Meeting online, vote your shares electronically and submit questions during the Meeting, by visiting www.virtualshareholdermeeting.com/ART. Be sure to have your 12-Digit Control Number to enter the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1) to elect one director to hold office until the annual meeting of stockholders of the Company in the year 2013 and until his successor is duly elected and qualified;

(2) to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2010; and

(3) to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on March 16, 2010, are entitled to notice of, and to vote at, the Annual Meeting. Prior to the Annual Meeting, those stockholders will be able to vote at www.proxyvote.com. Each stockholder is entitled to one vote for each share of any class of our common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting through the Corporate Secretary at our principal executive offices at 330 Madison Avenue, New York, New York 10017, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/ART when you enter your 12-Digit Control Number.

You have three options for submitting your vote before the Annual Meeting:

•	Internet;

•	Phone; or

•	Mail.

We encourage you to vote promptly, even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

Adam R. Spilka
Corporate Secretary

New York, New York
March 26, 2010

Artio Global Investors Inc.
330 Madison Avenue
New York, New York 10017

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 11, 2010

This Proxy Statement is furnished to the stockholders of Artio Global Investors Inc. (the “Company” or “Investors”) and subsidiaries (collectively, “we,” “us” or “our”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the annual meeting of stockholders of the Company to be held on Tuesday, May 11, 2010, at 9:00 a.m. (Eastern Time) (the “Annual Meeting” or the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Investors is comprised of the Company and its subsidiaries, including Artio Global Holdings LLC (“Holdings”), an intermediate holding company, and its wholly owned subsidiary, Artio Global Management LLC (“Investment Adviser”), a registered investment adviser under the Investment Advisers Act of 1940. Holdings is approximately 74% owned by Investors, 13% owned by Richard Pell, our Chairman, Chief Executive Officer and Chief Investment Officer (“Pell”), and 13% owned by Rudolph-Riad Younes, our Head of International Equity (“Younes”, together with Pell, the “Principals”).

INTERNET AVAILABILITY OF PROXY MATERIALS

We are making this Proxy Statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2009, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with audited financial statements (the “Annual Report”), available to our stockholders primarily via the Internet. Prior to the Annual Meeting, stockholders will be able to vote, as well as access these documents, at www.proxyvote.com. At the Annual Meeting, stockholders will be able to attend, vote, access these documents and submit questions, by visiting www.virtualshareholdermeeting.com/ART.

On March 26, 2010, we mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials or request a hard copy of our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also provides instructions on how to access your proxy card to be able to vote through the Internet or by telephone. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you request such a copy. Other stockholders, in accordance with their prior requests, have received e-mail notification with instructions about how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and proxy card or vote instruction form.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2010

The Proxy Statement and Annual Report are available at www.ir.artioglobal.com

ATTENDING THE ANNUAL MEETING

The Company will be hosting the Annual Meeting live via the Internet. A summary of the information you need to attend the Meeting online is provided below:

•	Any stockholder can attend the Annual Meeting live via the Internet at www.ir.artioglobal.com

•	Webcast starts at 9:00 a.m. (Eastern Time), but access to the Annual Meeting will be available 15 minutes prior to such time and we encourage you to login during that period

•	Stockholders may vote and submit questions while attending the Annual Meeting on the Internet

•	Please have your 12-Digit Control Number to enter the Annual Meeting

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ART

•	Webcast replay of the Annual Meeting will be available until December 31, 2010 at www.ir.artioglobal.com

ABOUT THE ANNUAL MEETING

Voting Procedures

Stockholders of record at the close of business on March 16, 2010 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 27,733,299 shares of the Company’s Class A common stock (the “Class A common stock”), 15,600,000 shares of the Company’s Class B common stock (the “Class B common stock”), and 16,755,844 shares of the Company’s Class C common stock (the “Class C common stock”, and together with the Class A common stock and the Class B common stock, the “Common Stock”), outstanding and entitled to vote. The holders of a majority of the aggregate of the Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum.

Shares of Class A common stock were issued to the public in our September 2009 initial public offering (“IPO”). The holders of Class A common stock are entitled to one-vote-per-share and any dividends we may pay. Shares of Class A common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “ART”.

Shares of Class B common stock were issued to Messrs. Pell and Younes as part of a reorganization completed in connection with our IPO. Shares of Class B common stock have no economic rights (and therefore no rights to any dividends we may pay) but entitle the holders to one-vote-per-share together with holders of Class A and Class C common stock. Class B common stock is intended solely to provide our partners with voting interests in Investors commensurate with their economic interests in Holdings. Shares of Class B common stock are not currently, and are not expected to be, registered for public sale or listed on the NYSE or any other securities exchange.

Shares of Class C common stock are held by GAM Holding Ltd., our former sole stockholder (formerly known as Julius Baer Holding Ltd., “GAM”). Each share of Class C common stock has economic rights that are equivalent to a share of Class A common stock. Shares of Class C common stock entitle the holders to an aggregate vote equal to the greater of (i) the number of votes they would be entitled to on a one-vote-per-share basis and (ii) 20% of the combined voting power of all classes of Common Stock. Prior to the IPO, GAM entered into a shareholders agreement under which it agreed that, if it has voting power as a holder of Class C common stock in excess of what it would be entitled to on a one-vote-per-share basis, it would, on all matters, vote those excess shares on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock. If GAM were to transfer the shares of Class C common stock to anyone other than any of its subsidiaries, or us, such shares would automatically convert to an equal number of shares of Class A common stock. In addition, on the second anniversary of the IPO, the outstanding shares of Class C common stock will automatically convert into shares of Class A common stock on a one-for-one basis.

Vote Required and the Effect of Abstentions, Withheld Votes and Broker Non-Votes

The persons whom the Company appoints to act as the independent inspector of elections will treat all Common Stock represented by a returned, properly executed proxy as present for purposes of determining the existence of a quorum at the Annual Meeting. Cumulative voting is not permitted. Votes cast at the Annual Meeting will be counted by Broadridge Financial Solutions Inc., who is acting as the independent inspector of elections.

Abstentions and “broker non-votes” will be counted as present in determining the existence of a quorum. A broker non-vote occurs when a bank or broker holding shares of a beneficial stockholder does not vote on a particular proposal because it has not received instructions from the beneficial stockholder and the bank or broker does not have discretionary voting power for that particular item.

In the election of the director, the director nominee must receive a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, in order to be elected. With respect to the election of the director, votes may be cast FOR the nominee or WITHHELD against the nominee. Abstentions and broker non-votes will have no effect.

The affirmative vote of a majority of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG

LLP, an independent registered public accounting firm, as the Company’s independent registered public accountants. With respect to the ratification of the appointment of KPMG LLP, votes may be cast FOR the proposal or AGAINST the proposal, or a stockholder may abstain from voting on the proposal. Abstentions will have the effect of a negative vote.

Under the rules of the NYSE, brokers that do not receive voting instructions from their customers who are the beneficial stockholders of the Company’s Common Stock, are entitled to vote on the ratification of the appointment of KPMG LLP. Recent changes to these rules prohibit brokers from voting on the election of directors if such beneficial stockholders do not provide voting instructions.

Where a signed proxy card is returned, but no specific instructions are indicated, your shares will be voted FOR each of the proposals.

How You Can Vote

You can ensure that your shares are voted at the Annual Meeting by submitting your vote instructions by telephone or by the Internet, or by completing, signing, and dating a proxy card. Submitting your instructions or proxy by any of these methods will not affect your ability to attend and vote during the Annual Meeting at www.virtualshareholdermeeting.com/ART.

If you are not the holder of record of your shares (i.e., they are held in the name of a broker, bank or other nominee), you will receive a voting card from your broker, bank or other nominee (or an agent acting on behalf of such institution) that you must return to your broker, bank or other nominee or its agent in order for your shares to be voted. Your shares will then be voted by proxy by your broker, bank or other nominee. If you are not a holder of record of your shares, you will be entitled to vote electronically through the Internet or by telephone by following the instructions on the voting card that you receive from your broker, bank or other nominee (or an agent acting on behalf of such institution).

If your shares of Common Stock are held by a broker, bank or other nominee and you wish to vote those shares at the Annual Meeting, you must obtain from the nominee holding your shares a properly executed legal proxy, identifying you as a stockholder of our Company, authorizing you to act on behalf of the nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

Revocation of Proxy

A stockholder who gives a proxy may revoke it at any time before it is exercised by voting at the Annual Meeting via the Internet, delivering a subsequent proxy or notifying the Corporate Secretary of the Company in writing at any time before the original proxy is voted at the Annual Meeting. Any such correspondence must be mailed to the General Counsel’s attention at Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017 and received before May 11, 2010.

Persons Making the Solicitation

The Board of Directors is soliciting your proxy to provide you with an opportunity to vote on all matters to come before the Annual Meeting, whether or not you attend. We are not incurring any costs in connection with the solicitation of proxies. Our directors, officers and regular employees, without additional compensation, may solicit proxies by mail, telephone, e-mail and personal communications.

Board’s Voting Recommendations

The Board of Directors urges you to vote, and solicits your proxy, as follows:

(1) FOR the election of Duane R. Kullberg, the sole nominee for membership on the Company’s Board of Directors, to serve until the annual meeting of stockholders in the year 2013 and until his successor is duly elected and qualified;

(2) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2010; and

(3) At the discretion of the designated proxies, on any other matter that may properly come before the Annual Meeting, and any adjournment or postponement thereof.

The Company’s executive officers and directors owning and having the right to vote 15,616,543 shares, representing approximately 26% of the outstanding shares of Common Stock, have stated their present intention to vote their shares FOR the nominee for election as director and FOR the ratification of KPMG LLP and the Company’s independent registered public accountants. Further, GAM, owning and having the sole dispositive right to vote their 16,755,844 shares, representing approximately 27.9% of the outstanding shares of the Common Stock, has stated its present intention to vote its shares FOR the nominee for election as director and FOR the ratification of KPMG LLP as the Company’s independent registered public accountants.

PROPOSAL 1 – ELECTION OF CLASS I DIRECTOR

General Information

Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Mr. Kullberg is a Class I director (with a term expiring at this Annual Meeting). Ms. Buse and Mr. Ledwidge are Class II directors (with terms expiring in 2011). Messrs. Pell and Wisher are Class III directors (with terms expiring in 2012).

At the Annual Meeting, therefore, only one director is proposed to be elected, who will serve until the annual meeting of stockholders in the year 2013 and until his respective successor is duly elected and qualified. The persons designated as the Company’s proxies intend to vote FOR the election of the sole nominee listed below, unless otherwise directed.

The Board has nominated, and the proxies will vote to elect, Mr. Kullberg as a member of the Board of Directors to serve for a period of three years. Mr. Kullberg has consented to be nominated and to serve, if elected.

The Board has determined that Mr. Kullberg is independent. See “Corporate Governance – Director Independence” for more information on this conclusion.
About the Nominee

Name	Age	Position

Duane Kullberg	77	Director

Duane Kullberg became a director of the Company in September 2009, at the time of the IPO. He was Managing Partner and Chief Executive Officer of Arthur Andersen, S.C. from 1980 to 1989. Prior to his election as Chief Executive Officer, he was a partner in the Minneapolis and Chicago offices and Head of the Audit Practice, worldwide, from 1978 to 1980. Mr. Kullberg has also served as Vice Chairman of the U.S. Japanese Business Council and was a member of the Services Policy Advisory Committee of the Office of the U.S. Trade Representative. He is currently a Public Director on the Chicago Board Options Exchange and a past member of the boards of Carlson Companies, Inc., Nuveen Investments, Inc. and Visibility, Inc. Mr. Kullberg is a life trustee of Northwestern University, the Art Institute of Chicago and the University of Minnesota Foundation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
MR. KULLBERG.

DIRECTORS AND EXECUTIVE OFFICERS

About Directors Continuing in Office and Executive Officers

The following table provides information regarding our directors and executive officers. See “Corporate Governance – Board Structure, Leadership and Nominee Qualifications – Skills, Qualifications and Experience of Our Board” for further information regarding additional skills and attributes of our Board members. (Information about Mr. Kullberg, whose term expires at the Annual Meeting, may be found above.)

Name	Age	Position

Richard Pell	55	Chairman, Chief Executive Officer and Chief Investment Officer
Glen Wisher	46	President and Director
Francis Harte	48	Chief Financial Officer
Tony Williams	46	Chief Operating Officer
Rudolph-Riad Younes	48	Head of International Equity
Adam Spilka	54	General Counsel and Corporate Secretary
Elizabeth Buse	49	Director
Francis Ledwidge	60	Director

Richard Pell has been our Chief Investment Officer since 1995, and our Chief Executive Officer and one of our directors since December 2007. Prior to December 2007, Mr. Pell served, and continues to serve, as Co-Portfolio Manager of the International Equity strategy and Co-Portfolio Manager of the Total Return Bond strategy. Mr. Pell joined the Julius Baer Group in 1995 subsequent to his tenure as Head of Global Portfolio Management with Bankers Trust Company, where he was employed for five years. Beginning in 1988, Mr. Pell was employed by Mitchell Hutchins Institutional Investors where he served as Head of Corporate Bonds and Mortgage-Backed Securities.

Glen Wisher has been our President since December 2007 and has been a director since September 2004. He joined the Julius Baer Group in 1995 as a fixed income portfolio manager in London. Mr. Wisher was appointed Head of Institutional Asset Management in the U.S. in 2001 and Chief Executive Officer of Julius Baer Americas Inc. in 2004. Prior to joining the Julius Baer Group, Mr. Wisher worked at S.G. Warburg Co. Mr. Wisher also serves as Chairman of the board of managers of Investment Adviser and serves on the Board of Artio Global Equity Fund, Inc. He is also a trustee of the Artio Global Investment Funds.

Francis Harte has been our Chief Financial Officer since July 2002. Since joining the Julius Baer Group in 2002, Mr. Harte has also served as our Financial and Operations Principal, from 2002 to 2006, and was Senior Vice President and Chief Financial Officer of Bank Julius Baer & Co. Ltd. – New York Branch from 2002 to 2005 and Treasurer and Financial and Operations Principal of GAM USA Inc. from 2005 to September 2007. Prior to this, Mr. Harte acted as a Managing Director and Chief Financial Officer for the North American based activities of Dresdner Kleinwort Benson and, prior to that, Mr. Harte held positions at The First Boston Corporation and Deloitte, Haskins & Sells. He is a Certified Public Accountant in the State of New York.

Tony Williams has been our Chief Operating Officer since December 2007 and served as a member of our Board prior to the IPO. He joined as Chief Operating Officer of Investment Adviser in 2003 and, in 2004, became the Head of Asset Management Americas for Investment Adviser. Prior to that, Mr. Williams acted as Head of Cross Border Strategies at JP Morgan Fleming Asset Management and Chief Operating Officer at Fleming Asset Management in New York. Previously, Mr. Williams was a Client Services Director at Fleming Asset Management, UK.

Rudolph-Riad Younes has been our Head of International Equity since 2001. He joined Investment Adviser as a portfolio manager in 1993 and has served as Co-Portfolio Manager of the International Equity Fund since 1995 and International Equity Fund II since 2005. Prior to joining the Julius Baer Group in 1993, Mr. Younes was an Associate Director at Swiss Bank Corp. He is a Chartered Financial Analyst.

Adam Spilka has been our General Counsel and Corporate Secretary since March 2008. From April 2002, Mr. Spilka was Senior Vice President, Counsel and Assistant Secretary of AllianceBernstein L.P., where he was head of the Corporate, M&A and Securities Practice Group from July 2003. He became Secretary of AllianceBernstein L.P. in July 2004. Prior to 2002, Mr. Spilka served as Vice President and Counsel at the company now known as AXA Equitable Life Insurance Company. Mr. Spilka began his legal career in 1987 as a corporate associate at Debevoise & Plimpton LLP.

Elizabeth Buse became a director of the Company in September 2009, at the time of the IPO. Since 2007, she has been Global Head of Product at Visa Inc. Prior to that, she served as Executive Vice President of Product Development & Management for Visa USA from 2003 to 2007, Executive Vice President of Emerging Markets & Technologies from 2000 to 2002, and Senior Vice President of Emerging Technologies from 1998 to 2000. Before joining Visa, Ms. Buse was employed by First Data Corporation and Windermere Associates.

Francis Ledwidge became a director of the Company in September 2009, at the time of the IPO. He has been a Managing Partner of Eddystone, LLC and the Chief Investment Officer of Eddystone Capital, LLC since 1997. From 1989 to 1995, Mr. Ledwidge served as the Chief Investment Officer of Bankers Trust’s international private banking division in the United States and Switzerland and was later responsible for much of Bankers Trust’s institutional international and global asset management businesses. Prior to that, he worked at Robert Fleming from 1976 to 1989, first as a portfolio manager and director of Robert Fleming Investment Management in London and then as a sell side research director at Eberstadt Fleming in New York. Before joining Flemings, he worked as a buy side analyst at British Electric Traction.

CORPORATE GOVERNANCE

The Board of Directors – Board Composition

Our Board consists of five directors. Our amended and restated certificate of incorporation provides that our Board will consist of no less than three and no more than 11 persons. The exact number of members on our Board will be determined from time to time by resolution of a majority of our full Board.

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s annual meeting, all Board meetings, and the meetings of the committees on which they serve. After the Company’s IPO on September 24, 2009 through the remainder of the year ended December 31, 2009, the Board held a total of two meetings, regular and special. Each director attended the meetings of the Board and the meetings of the committees on which they sit during this period. During this time, the non-employee directors met informally on at least one occasion.

Under the terms of Mr. Pell’s employment agreement, Mr. Pell will serve as Chairman of our Board during the period that he remains our Chief Executive Officer, unless he decides to cede this role or declines to stand for reelection to the Board. If Mr. Pell ceases to be a member of our Board, he will be entitled to attend meetings of our Board as an observer until the date on which the restrictions on sale under his exchange agreement with us terminate. Until the later of the date upon which Mr. Younes ceases to be employed by us and the restrictions on sale under the exchange agreement terminate, he will be entitled to attend meetings of our Board as an observer.

As long as GAM directly or indirectly owns shares of our Class C common stock constituting at least 10% of the number of outstanding shares of our Common Stock, it will be entitled to appoint a member to our Board or to exercise observer rights. GAM has opted to appoint an observer to our Board, but may in the future decide to appoint a member to our Board. If GAM’s ownership interest in us falls below 10%, it will no longer be entitled to appoint a member to our Board but it will be entitled to certain observer rights until the later of the date upon which (i) we cease to use the “Julius Baer” name pursuant to the transition services agreement we entered into with Julius Baer Group Ltd. and (ii) GAM ceases to own at least 5% of the outstanding shares of our Common Stock.

Board Committees

Audit Committee

Our Audit Committee’s responsibilities include, among others:

•	reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•	implementing and monitoring our Whistleblower Policy; and

•	appointing annually our independent registered public accountants, evaluating their qualifications, independence and performance, determining its compensation and setting clear hiring policies for employees or former employees of the independent registered public accountants.

Ms. Buse and Messrs. Kullberg and Ledwidge serve on the Audit Committee and Mr. Kullberg serves as its Chair. Ms. Buse and Messrs. Kullberg and Ledwidge are all financially literate and independent under the NYSE rules and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Kullberg is an audit committee financial expert within the meaning of the applicable rules of the

U.S. Securities and Exchange Commission (“SEC”) and the NYSE. In fiscal year 2009, after the IPO, the Audit Committee held a total of three meetings, one regular and two special.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include, among others:

•	making recommendations to the Board regarding the selection of director candidates, qualification and competency requirements for service on the Board and the suitability of proposed nominees as directors;

•	advising the Board with respect to the corporate governance principles applicable to us;

•	overseeing the evaluation of the Board and management; and

•	reviewing and approving any related party transaction, pursuant to our Related Person Transaction Policy.

Ms. Buse and Messrs. Kullberg and Ledwidge serve on the Nominating and Corporate Governance Committee and Mr. Ledwidge serves as its Chair. In fiscal year 2009, after the IPO, the Nominating and Corporate Governance Committee held one regular meeting.

Compensation Committee

Our Compensation Committee’s responsibilities include, among others:

•	reviewing and approving the compensation of our executive officers;

•	overseeing and administering, and making recommendations to our Board with respect to, our cash and equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.

Ms. Buse and Messrs. Kullberg and Ledwidge serve on the Compensation Committee and Ms. Buse serves as its Chair. In fiscal year 2009, after the IPO, the Compensation Committee held two meetings, one regular and one special.

The Compensation Committee consults with Mercer LLC (“Mercer”), a compensation consultant that advises the Compensation Committee on matters related to our executive officers’ compensation and general compensation programs. The Compensation Committee also consults with McLagan Partners, Inc. (“McLagan”), who assists the Compensation Committee by providing comparative market data on compensation practices and programs. Mercer and McLagan also provide guidance on industry best practices. For further discussion of the role of the Compensation Committee, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis”. Please also see “Compensation Discussion and Analysis – Elements of Our Compensation Program – Mercer and Affiliates” for further information regarding the Company’s transactions with Mercer and its affiliates.

Compensation Committee Interlocks and Insider Participation

Prior to our IPO, we had a compensation committee consisting of members of management. Beginning September 23, 2009, the independent directors joined the Board, and were named the sole members of the Board’s Compensation Committee. None of our executive officers serves as a member of a compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee.

Board Structure, Leadership and Nominee Qualifications

Executive Chairman

Our Board and management do not have a dogmatic view of whether the Chairman of our Board should be an executive of the Company or independent. Rather, we believe that the choice depends upon a number of factors, taking into account the candidates for the position and the best interests of the Company and its stockholders. Currently, Mr. Pell is both our Chief Executive Officer and Chairman. His critical role in growing the firm since its beginnings, the high regard in which he is held by employees and clients, and his knowledge of our industry, make him a compelling choice for Chairman. However, it is possible that an independent director could become the Chairman in the future.

Skills, Qualifications and Experience of Our Board

As described below, each of our directors has demonstrated the characteristics we seek in nominees. In addition, each of our directors brings a number of skills and experiences that, in the aggregate, have in our view created a Board with a desirable breadth and depth. Ms. Buse actively manages a large number of people operating around the world in a global financial services organization. Mr. Kullberg’s experience as Chief Executive Officer of a former “big six” accounting firm and his presence on several corporate boards contributes both financial and public governance expertise. Mr. Ledwidge’s asset management experience provides a useful understanding of the demands of investing others’ assets. Mr. Pell, one of our two management directors, offers meticulous insight into the Company’s products and structure, through his role as Chief Investment Officer and Chief Executive Officer. Mr. Wisher, as the Company’s President, and the other management director, provides incisive knowledge about the Company’s people, processes and strategies. Though our directors have only worked together for a relatively brief period, we believe they have already formed a cohesive group that is providing effective oversight and meaningfully contributing to the Company’s strategic development and governance.

We have not adopted a policy with regard to the consideration of diversity. However, we believe that the different experiences and skills of our directors are complementary, and serve to strengthen our Board; we are therefore more likely to look for a new nominee to bring experiences and skills that differ from those already represented on our Board.

Criteria for Nominees

When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders or others. The Nominating and Corporate Governance Committee has authority under its charter to retain a search firm for this purpose, but has not done so. After conducting an initial evaluation of a potential candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes such candidate might be suitable to be a director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s nomination.

The Nominating and Corporate Governance Committee will select each nominee based on the nominee’s skills, achievements and experience. The Nominating and Corporate Governance Committee considers a variety of factors in selecting candidates, including, but not limited to the following: independence, wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, relevant business or professional knowledge and experience, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management and a willingness to commit time and energy.

Stockholders may submit candidates for nomination to the Board based on this criteria by writing to the Chair of the Nominating and Corporate Governance Committee at 330 Madison Avenue, New York, New York 10017. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates.

Director Independence

Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the rules of the NYSE. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and applicable rules of the SEC. In its review of director independence, the Board considers all relevant facts and circumstances, including without limitation, all personal or business relationships any director may have with the Company or its auditor.

In March 2010, the Board determined the independence of each member of the Board, other than Messrs. Pell and Wisher, in accordance with our Corporate Governance Guidelines. Each director affirmatively determined by the Board to have met the standards set forth in Section 303A.02(b) of the NYSE listing standards is referred to herein as an “Independent Director”. The Board has determined that each of Ms. Buse and Messrs. Kullberg and Ledwidge are Independent Directors because none of them had a material relationship with the Company or its auditor. In making this determination, our Board considered all relevant facts and circumstances, as required by applicable NYSE listing standards, including a small holding of Mr. Pell’s in a third-party fund where Mr. Ledwidge acts as the Chief Investment Officer.

Board’s Role in Risk Oversight

Management focuses intensely on risk management and believes that in a well-controlled risk environment, risks can be generally anticipated and managed. We have historically managed risk at multiple levels throughout the organization, including directly by the portfolio managers, at the Chief Investment Officer level, and more broadly through an Enterprise Risk Management framework overseen by the Management Committee, which identifies, assesses and manages the broad range of risks that face our Company. Our Board has begun to receive quarterly reports regarding our risk management activities, with a focus on the key risks we face. The Board will play a key role in overseeing the Company’s risk tolerances and risk management efforts.

Our Enterprise Risk Management framework includes the creation of a number of internal committees, such as the Compliance Committee, the Operating Committee, the Information Technology Steering Committee and the Trading and Investments Committee, each of which operates pursuant to a written charter. The Risk Management Committee, which reports to the Management Committee, coordinates the risks overseen by each of these committees, and provides centralized oversight and management thereof.

In addition to the internal committees described above, the Company has a risk management group that focuses on investment-related risk. At the investment portfolio level, we seek to manage risk daily on a real-time basis with an emphasis on identifying which investments are working, which investments are not, and what factors are influencing performance on both an intended and unintended basis. This approach to managing portfolio-level risk is not designed to avoid taking risks, but to seek to ensure that the risks we choose to take are rewarded with an appropriate premium opportunity for those risks. This approach to managing portfolio-level risk is an integral component of our investment processes.

Communications with the Board of Directors

As provided on the Investor Relations section of the Company’s website, all interested parties who wish to communicate with the Board, the Chairman, the Independent Directors as a group or any of the Independent Directors to provide comments, report concerns or to ask questions may do so by sending a letter to the Lead Director, c/o General Counsel, Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017, and should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review. Any such unsolicited commercial solicitation or communication not forwarded to the appropriate director or directors will be available to any independent director who wishes to review it. The Nominating and Corporate Governance Committee, on behalf of the Board, will review any letters it may receive concerning the Company’s corporate governance processes and will make recommendations to the Board based on such communications. In addition, the Audit Committee has established a Whistleblower Policy pursuant to which the Company’s employees may confidentially communicate with the General Counsel or the Chair of the Audit Committee or may phone the employee report line, which is available 24 hours each day.

Website Access to Corporate Governance Documents

The Company has adopted a Code of Business Conduct (the “Code of Business Conduct”) which applies to all employees. Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as the Company’s Corporate Governance Guidelines, Code of Business Conduct and Related Person Transaction Policy, are available free of charge on the Company’s website at www.ir.artioglobal.com or by writing to Investor Relations, Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. Any waivers or amendments related to the Code of Business Conduct will be posted promptly on the Company’s website.

DIRECTOR COMPENSATION FOR 2009

Annual Fees

Each non-employee director receives the following annual fees for service on our Board and any standing committees of our Board:

•	an annual fee consisting of $60,000 paid in cash and $60,000 of fully-vested shares of Class A common stock, subject to transfer restrictions; and

•	an annual fee of $25,000 paid in cash for the Chair of the Audit Committee and $20,000 paid in cash for the Chair of each other standing committee of our Board.

		Fees Earned
		or Paid	Stock
		in Cash	Awards	Total
Name	Year	($)(1)	($)(2)	($)

Elizabeth Buse	2009	53,333	120,000	173,333
Duane Kullberg	2009	56,667	120,000	176,667
Francis Ledwidge	2009	53,333	120,000	173,333

(1)	Amounts shown in this column represent the portion of the cash fees that were earned for services performed during 2009.

(2)	Amounts include a one-time non-forfeitable award of $60,000 of fully-vested shares of Class A common stock upon joining the Board.

Fees paid in respect of 2009 were paid following the closing of the IPO. Fees for service in future years will be paid immediately following each regularly scheduled annual stockholder meeting. If a director joins the Board at any time other than the annual stockholder meeting, the annual fees will be prorated and paid at the time that the director joins the Board. However, the fees in respect of 2009 were not prorated for the partial year in recognition of the independent directors’ efforts prior to the IPO. The directors have the right to elect to receive a portion of their annual cash retainer in stock prior to the year of service in accordance with restrictions as may be required by law.

All directors will be reimbursed for reasonable expenses incurred in attending meetings of the Board, committees and stockholders, including those for travel, meals and lodging.

Joining the Board: One-Time Award

As reflected in the table above, non-employee directors also receive a one-time non-forfeitable award of $60,000 of fully-vested shares of Class A common stock. This one-time award was made to each sitting non-employee director at the time of the IPO and will be made to each new non-employee director at the time he or she joins the Board. These stock awards are subject to certain transfer restrictions that lapse based on time, generally pro rata over three years.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock as of March 1, 2010 for:

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares of our Class A common stock outstanding and the percentage of beneficial ownership set forth below under “Total Voting Power” assumes that all New Class A Units held by the Principals and all shares of Class C common stock held by GAM are converted into shares of our Class A common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each of our principal stockholders is c/o Artio Global Investors Inc., 330 Madison Ave, New York, New York 10017.

	Common Stock
	Beneficially Owned				Total
				Percent of	Voting
	Number of			Class	Power
Name of Beneficial Owner	Shares		Class	(%)	(%)

Richard Pell	7,800,000	(1)(2)	B	50.0	13.0
Rudolph-Riad Younes	7,800,000	(1)(3)	B	50.0	13.0
Glen Wisher	—	(4)	—	0.0	0.0
Tony Williams	—	(4)	—	0.0	0.0
Francis Harte	—	(4)	—	0.0	0.0
Elizabeth Buse	4,881		A	*	*
Duane Kullberg	4,881		A	*	*
Francis Ledwidge	6,781	(5)	A	*	*
Executive officers and directors as a group (9 persons)	15,616,543	(4)(6)	—	—	26.0
5% Shareholders
GAM Holding Ltd.	16,755,844	(7)	C	100.0	27.9
Cramer Rosenthal McGlynn, LLC	2,286,832	(8)	A	8.2	3.8
Pennant Capital	2,033,000	(9)	A	7.3	3.4
Norges Bank (Central Bank of Norway)	1,825,058	(10)	A	6.6	3.0
Samlyn Capital	1,677,700	(11)	A	6.0	2.8

*	Less than 1%

(1)	Represents New Class A Units exchangeable on a one-for-one basis for shares of Class A common stock.

(2)	Based on information contained in a Schedule 13G filed with the SEC on February 16, 2010, by Richard Pell, c/o Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. Includes New Class A Units held by a Grantor Retained Annuity Trust (“GRAT”), as to which Mr. Pell is the settlor and trustee and receives annual annuity payments therefrom. Mr. Pell’s spouse and children are the remaindermen. Pursuant to SEC rules, Mr. Pell is considered the beneficial owner of such securities.

(3)	Based on information contained in a Schedule 13G filed with the SEC on February 16, 2010, by Rudolph-Riad Younes, c/o Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. Includes New Class A Units held by a GRAT, as to which Mr. Younes is the settlor and trustee and receives annual annuity payments therefrom. Mr. Younes’ spouse, if any, and the lineal descendants of his parents (other than Mr. Younes) are the remaindermen. Pursuant to SEC rules, Mr. Younes is considered the beneficial owner of such securities.

(4)	Does not include approximately 226,562 restricted stock units (including dividend equivalents) held by each of Messrs. Wisher and Williams or approximately 92,767 restricted stock units (including dividend equivalents) held by Mr. Harte; these restricted stock units will not convert to Class A common stock within 60 days. See “Compensation Discussion and Analysis” for more information regarding their restricted stock units.

(5)	Includes 400 shares of Class A common stock held by Mr. Ledwidge’s wife and 200 shares of Class A common stock held by Mr. Ledwidge’s son, as to which Mr. Ledwidge serves as custodian pursuant to the Uniform Transfers to Minors Act.

(6)	Does not include approximately 26,398 restricted stock units (including dividend equivalents) held by Mr. Spilka; these restricted stock units will not convert to Class A common stock within 60 days. See “Compensation Discussion and Analysis” for more information regarding executives’ restricted stock units.

(7)	Based on information contained in a Schedule 13G filed with the SEC on February 16, 2010, by GAM, Klausstrasse 10, 8034 Zurich, Switzerland. According to the Schedule 13G, GAM beneficially owns and has sole voting and dispositive power over 16,755,844 shares of Class C common stock. Each share of Class C common stock has economic rights (including rights to dividends and distributions upon liquidation) equal to the economic rights of a share of the Class A common stock. On the second anniversary of the IPO, any outstanding shares of Class C common stock will automatically convert on a one-for-one basis to Class A common stock. If GAM transfers the shares of Class C common stock to anyone other than any of its subsidiaries, or us, such shares would automatically convert to shares of Class A common stock.

(8)	Based on information contained in Schedule 13G filed with the SEC on February 10, 2010, by Cramer Rosenthal McGlynn, LLC (“Cramer”), 520 Madison Avenue, New York, New York 10022. According to the Schedule 13G, Cramer has sole voting power over 2,229,982 shares of our Class A common stock and sole dispositive power over 2,286,832 shares of Class A common stock.

(9)	Based on information contained in Schedule 13G/A filed with the SEC on December 10, 2009, jointly by Alan Fournier c/o Pennant Capital Management, L.L.C., Pennant Capital Management, L.L.C. and Pennant Windward Master Fund, L.P. c/o Pennant Capital Management, L.L.C. (collectively, “Pennant Capital”), 26 Main Street, Suite 203, Chatham, New Jersey 07928. According to the Schedule 13G/A, Alan Fournier and Pennant Capital Management, L.L.C., each beneficially own 2,033,000 shares of Class A common stock and have shared voting and dispositive power over 2,033,000 shares of Class A common stock. Further, according to the Schedule 13G/A, Pennant Windward Master Fund, L.P. beneficially owns 1,435,710 shares of Class A common stock and has shared voting and dispositive power over 1,435,710 shares of Class A common stock.

(10)	Based on information contained in Schedule 13G/A filed with the SEC on February 3, 2010, by Norges Bank (Central Bank of Norway), Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway. According to the Schedule 13G/A, Norges Bank has sole voting and dispositive power over 1,825,058 shares of Class A common stock.

(11)	Based on information contained in Schedule 13G filed with the SEC on November 6, 2009, by Samlyn Capital, LLC and Robert Pohly c/o Samlyn Capital, LLC (together with Samlyn Capital, LLC “Samlyn Capital”), 500 Park Avenue, 2nd Floor, New York, New York 10022. According to the Schedule 13G, Samlyn Capital, LLC and Robert Pohly c/o Samlyn Capital LLC each have shared voting and dispositive power over 1,677,700 shares of Class A common stock.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions relating to executive officers’ compensation, describes the manner and context in which compensation is earned by and awarded to our executive officers and provides perspective on the tables and narrative that follow.

Introduction

Prior to our IPO, all material elements of our compensation program had been determined by our former parent company and were based on recommendations by our Chief Executive Officer and President. As a result of our IPO, shares of our Class A common stock began trading on the NYSE. This provided a new opportunity for us to make equity-based awards to our executive officers and, indeed, to encourage broader equity ownership at all levels of the Company. We facilitated such equity ownership immediately following the IPO though an aggregate grant of 2,147,758 restricted stock units to our officers and employees, as described under “– Equity Awards”. At the same time, our new independent directors joined our Board. Thus, 2009 was in many ways a transitional year for our approach to compensation. This Compensation Discussion and Analysis (“CD&A”) describes how 2009 performance year compensation decisions were made in the context of both historical compensation practices and recent modifications that take advantage of opportunities provided by our public company status. This CD&A will also give a forward-looking view of the new compensation practices we are discussing with our Compensation Committee.

Compensation Program Philosophy and Objectives

Our paramount goal is to provide compelling investment results for our clients. This will permit us to achieve attractive returns for our stockholders, and to provide a stimulating environment for our employees. The investment management business largely depends upon the skills of its workforce, and so we devote considerable time, effort and resources to attract and retain top caliber individuals who can contribute to the Company’s goals. Compensation levels are calibrated to be competitive, recognizing that we seek to employ individuals who merit above-median compensation. However, we recognize that compensation is only one of the drivers of employee satisfaction and engagement. We want management and staff to enjoy an open and transparent corporate culture, where people are intellectually stimulated, in a setting with other high-performing and accomplished colleagues. Thus, we view compensation both as one of the tools available to retain people, and also as a way to encourage behavior that furthers our culture.

We believe that the compensation program for our executive officers must support our business strategy: be competitive; attract, motivate and retain highly-qualified individuals; and be directly linked both to the Company’s performance and the individual’s performance. Our compensation program is designed to encourage and challenge our executive officers and to reward the achievement of sustained, superior performance and long-term service with the Company. Historically, we followed a policy of providing cash incentive bonuses and deferred awards allocated to Artio-sponsored mutual funds (in the case of Messrs. Wisher, Williams, Harte and Spilka) and “equity-like” compensation (in the case of Messrs. Pell and Younes, as further described below) to drive and reward exceptional performance.

Because the IPO occurred at the end of the third quarter of 2009, the Company’s approach to 2009 executive compensation relied heavily on historical practices, with two noteworthy exceptions. The first exception resulted from one of the reorganization transactions that occurred in connection with the IPO: we entered into employment agreements with Messrs. Pell and Younes. We determined that it was appropriate in light of the structural changes caused by the IPO. Further, the employment agreements are intended to secure their commitment to the Company, which we intend to review periodically. The second exception relates to the modifications to the Artio Global Investors Inc. Incentive Award and Special Deferred Compensation Award Program (the “deferral plan”). Previously, the deferral plan permitted deferred awards only to be allocated among Artio-sponsored mutual funds. Also, the amount of an employee’s incentive award subject to deferral was less than at many other peer firms. Working with our Compensation Committee and Mercer, a compensation consulting firm, we modified both of these aspects of the deferral plan. That is, for 2009 (except as described below for our executives), approximately 50% of the deferred awards are in the form of restricted stock units, which we believe helps to align our employees’ interests with those of our stockholders and our clients. Further, the amended deferral plan now subjects a greater portion of incentive award to deferral;

deferrals are triggered for lower incentive award amounts and all incentive awards are deferred at higher percentage rates. As noted above, for all employees who receive a deferred award, except our executive officers, approximately half of the deferred award is in the form of restricted stock units. Deferred awards for executive officers, other than Messrs. Pell and Younes, consist only of restricted stock units, which vest in three equal annual installments (except for amounts relating to awards granted pursuant to the Artio Global Investors Inc. 2009 Stock Incentive Plan on September 29, 2009, which vest over a five-year period). The three-year awards vest on each of the first three anniversaries of the date of grant, provided that the executive officer continues to be employed by the Company on each applicable vesting date. Thus, for 2009, executives’ awards (other than for Messrs. Pell and Younes) feature significant portions of equity-based incentive compensation. Going forward, we expect equity-based compensation will continue to be a meaningful portion of our executive officers’ compensation. However, because Messrs. Pell and Younes each own approximately 13% of the Company’s equity, the Compensation Committee determined that it was beneficial for all of Messrs. Pell and Younes’ deferred awards to be allocated to Artio-sponsored mutual funds. See footnote 1 to “– 2009 Summary Compensation Table” for more information regarding these awards.

Prior to the IPO, Messrs. Pell and Younes previously enjoyed “equity-like” returns in the Company through their ownership of Class B member interests in Investment Adviser. These returns included distributions in respect of profits on these member interests. For most of 2009, the Company had been accruing compensation expense for Messrs. Pell and Younes based upon their profits interests. Thus, for three quarters of the year, the compensation of Messrs. Pell and Younes consisted of their traditional distributions in respect of their Class B member interests. However, in connection with the IPO, Messrs. Pell and Younes exchanged their Class B member interests for New Class A Units in Holdings and entered into employment agreements that set target annual minimum bonus amounts of $3,500,000 for each of Messrs. Pell and Younes for the first two years following the IPO. Because these employment agreements became effective at the end of the third quarter of 2009 (the time of the IPO, and when the independent Compensation Committee was established), the Compensation Committee awarded bonuses to each of Mr. Pell and Mr. Younes for 2009 that reflect approximately one quarter of the target annual minimum, without further adjustment, which were then subject to the amended deferral plan.

For 2010, management and the Compensation Committee have agreed upon criteria by which executive officers’ performance may be assessed. Each executive will be compensated on the basis of achieving both firm-wide and individual goals. Our Compensation Committee will review and approve these goals and objectives relevant to our Chief Executive Officer’s compensation, evaluate his performance and determine his compensation accordingly. In addition, our Compensation Committee will review recommendations of our Chief Executive Officer and management’s Human Resources Committee regarding compensation of the other executive officers. We intend to continue to design our compensation program to attract, retain and motivate executives and other professionals of the highest quality and effectiveness. We intend to focus our programs on rewarding the type of performance that increases long-term stockholder value, including optimizing investment results, growing revenue, retaining clients, developing new client relationships, improving operational efficiency and managing risks. We will periodically evaluate our compensation program to ensure compliance with these objectives.

Use of Comparative Compensation Data

To ensure that our compensation levels remain reasonable and competitive, we have historically reviewed survey information concerning salary, bonus and total compensation levels in comparative companies within the investment management industry compiled by McLagan, a compensation consulting firm specializing in the financial services industry. In 2008, the survey and peer group data that we used to determine the level of executive compensation for Messrs. Wisher, Williams, Harte and Spilka represented a group of over 220 companies, including standalone asset management firms and subsidiaries of larger financial services firms. For 2009 compensation, the group of companies included U.S.-based investment management and advisory firms who participated in the McLagan Compensation and Performance Surveys and is a more focused group, as demonstrated below. We have not specifically set our pay levels versus the McLagan survey results; rather we have used the comparative survey data as a part of our decision-making process relating to the base salary, annual bonus levels and long-term incentives for our executive team. Our Compensation

Committee has begun a review of our use of consultants and comparative data (including our survey and peer group) in our compensation-related decision making and will determine our approach going forward.

The following is a list of companies we used in our 2009 comparative compensation analysis:

Aberdeen Asset Management, Inc.	Loomis, Sayles & Company L.P.
Acadian Asset Management, LLC	Lord Abbett Co. LLC
Fred Alger Management, Inc.	Morgan Stanley Investment Management, LLC
American Century Investments	NWQ Investment Management Company, LLC
AXA Rosenberg Investment Management Ltd.	Oppenheimer Capital LLC
Batterymarch Financial Management, Inc.	PanAgra Asset Management, Inc.
William Blair & Company LLC	PIMCO Advisors, L.P.
Boston Company Asset Management, LLC	Pioneer Investment Management, USA
The Brandes Investment Partners, Inc.	T. Rowe Price Associates, Inc.
Brandywine Global Investment Management, LLC	Putnam Investments
Calamos Investments	Pyramis Global Advisors
ClearBridge Advisors	Pzena Investment Management, LLC
Delaware Investments	RCM Capital Management LLC
Driehaus Capital Management LLC	RiverSource Investment Advisors, LLC (Ameriprise)
Dwight Asset Management, LLC	Schroder Investment Management N.A., Inc.
Eaton Vance Management	Thornburg Investment Management
Fischer, Francis Trees & Watts, Inc.	Tradewinds Global Investors, LLC
Franklin Templeton Investments	Trust Company of the West
GE Asset Management	UBS Global Asset Management
Goldman Sachs Asset Management	Waddell & Reed Investment Management Co.
Invesco Plc	Wellington Management Company, LLP
Janus Capital Group	Western Asset Management Company
Jennison Associates, LLC	Winslow Capital Management Inc.
JPMorgan Asset Management

Elements of Our Compensation Program

We currently provide the following elements of compensation to some or all of our executive officers:

•	base salary;

•	annual discretionary cash incentive awards;

•	mandatory deferral of a portion of annual incentive awards above a certain threshold;

•	equity ownership in the Company;

•	ownership interests in the operating subsidiaries of the Company (only applicable to Messrs. Pell and Younes); and

•	retirement plans.

Each compensation element fulfills one or more of our compensation program objectives.

As is typical in the investment management industry, the base salaries of our executive team have represented a minority of their compensation. In the case of executives (other than Messrs. Pell and Younes), a large portion of their current compensation has been paid in the form of annual discretionary incentive awards, a portion of which is subject to vesting and payment on a deferred basis. In the case of Messrs. Pell and Younes, the majority of their annual remuneration has been the economic return derived through the ownership interests that they previously held in Investment Adviser. In future years, Messrs. Pell and Younes will also be entitled to receive annual discretionary incentive awards and distributions based on their ownership interests in Holdings.

Base Salary

Salaries are reviewed annually to maintain competitive levels. Any changes to salaries are determined based on the individual’s responsibilities and compared to peer group data, which have historically been derived from the McLagan survey of the focused group companies listed above. In 2009, of our six executive officers, only Messrs. Pell and Younes received increases in base salary, which resulted from their entry into employment agreements. See “Executive Compensation – Employment Agreements”.

Discretionary Cash Bonus and Mandatory Bonus Deferral

In the investment management industry, annual incentive awards represent a significant portion of the overall compensation packages of executives. Our executive officers are eligible to earn annual incentive awards under our deferral program. Under this deferral program, annual incentive awards are awarded in our sole discretion to select employees and officers based on criteria established by us. The annual incentive awards are intended to reward annual achievement and may consist of a cash bonus component and a deferred compensation component. The amount of each executive’s award will be determined by the Compensation Committee, based upon recommendations by the Chief Executive Officer and management’s Human Resources Committee at the end of each fiscal year. The recommendations will reflect a combination of factors, including, but not limited to, overall Company performance, the individual’s performance, the executive’s prior compensation and competitive market pay requirements. Historically, annual incentive awards have not been subject to minimum amounts, strictly defined performance standards or other criteria set in advance. Thus, in determining 2009 annual incentive awards, we took into account a broad range of relevant factors, including, but not limited to, operational efficiency, revenue growth, the completion of our IPO and the overall state of the market.

Prior to the IPO, we had not formally set target levels of corporate or individual performance in connection with our incentive award programs, and executive compensation had not been tied to meeting particular financial measurements; accordingly, there has been a significant subjective character to our historical awards. Working with McLagan, management and the Compensation Committee have defined a set of performance criteria for executive compensation that will include achievement of both firm-wide and individual goals. While not providing a formula-based linkage between performance and pay, the new performance framework is expected to add additional rigor and objectivity to the pay decision-making process.

We believe that the Company’s business objectives and its expectations of each employee are clearly communicated on an ongoing basis, and the Company’s latitude to assess performance and determine annual awards on a discretionary basis has inspired a high level of performance from employees and has provided the Company appropriate flexibility. Historically, incentive award amounts paid to Messrs. Wisher, Williams, Harte and Spilka have reflected our view of the individual’s performance relative to his responsibilities, and have taken account of the Company’s financial results and industry data regarding compensation for similar roles. In 2009, annual incentive awards for Messrs. Wisher, Williams, Harte and Spilka were reviewed and approved by our Compensation Committee, and were based on the recommendations of our Human Resources Committee and Chief Executive Officer.

A portion of the annual incentive awards of each of our executive officers typically has been required to be deferred. The percentage of deferral is based on a schedule and dollar amount that is set forth in the program. The annual deferred compensation awards vest in three equal annual installments (on each of the first three anniversaries of the date of grant, provided that the executive officer continues to be employed by the Company on each applicable vesting date). Historically, the deferred portion reflected investment returns as if invested in one or more of our mutual funds chosen by the participant. As noted above, as of February 2010, for the 2009 performance year, deferred awards granted to executive officers pursuant to the deferral plan, other than Messrs. Pell and Younes, consisted solely of restricted stock units. We believe that mandatory deferral of a portion of each executive’s incentive compensation and subjecting that deferred compensation to a vesting period serves as an effective retention tool and serves to align management’s interests with those of stockholders and clients. However, significant adverse volatility in the Company’s stock price could result in a significant deterioration in the value of restricted stock units granted, thus lessening the effectiveness of this compensation tool.

Ownership Interests in the Company and its Operating Subsidiaries

Prior to our IPO, Messrs. Pell and Younes contributed their pre-existing equity interests in Investment Adviser to Holdings in exchange for New Class A Units in Holdings. Currently, Messrs. Pell and Younes each hold approximately 13% of the New Class A Units of Holdings. At the time of the exchange, we entered into an exchange agreement (the “Exchange Agreement”) with each of Messrs. Pell and Younes under which they have the right to exchange a specified portion of their New Class A Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, and subject to the other terms of the Exchange Agreement. See “Relationships and Related Party Transactions – Exchange Agreement”. Thus, a substantial portion of the economic return of Messrs. Pell and Younes will be obtained through their ownership interests in Holdings and related distributions. We believe that the link between the amount of the economic return they realize and our performance will encourage their continued exceptional performance. In addition, we believe that the restrictions on transfer and the ownership requirements to which they are subject help align their interests with the interests of our stockholders. As noted above, the Compensation Committee decided not to award any restricted stock units to Messrs. Pell and Younes for 2009 in light of their current level of equity ownership.

Equity Awards

In September 2009, the Board of Directors adopted the Artio Global Investors Inc. 2009 Stock Incentive Plan (the “Plan”), and reserved 9.7 million shares of Class A common stock for share awards. Under the Plan, the Board of Directors is authorized to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards to directors, officers and other employees of, and consultants to, the Company and its affiliates.

On September 29, 2009 (pursuant to the Plan) in an effort to develop equity ownership across the Company after the IPO, we made an aggregate grant of 2,147,758 restricted stock units to all officers and employees of the Company and its subsidiaries, other than Messrs. Pell and Younes. 74,500 of those restricted stock units vested on February 5, 2010. The restricted stock units granted to executive officers or employees (2,071,758 shares), including Messrs. Wisher, Williams, Harte and Spilka, will vest as to one-fifth of the total award on each of the first five anniversaries of the date of grant, provided the executive officer or employee continues to be employed through each applicable vesting date. If their employment terminates and they are party to an employment agreement, their rights with respect to the restricted stock units will be governed by such employment agreement, and for those employees without employment agreements, such rights will be governed by the Plan.

In addition, on February 5, 2010, we made an aggregate grant of 215,398 restricted stock units to certain executive officers and employees as part of the incentive compensation awards with respect to 2009. These restricted stock unit grants will vest as to one-third of the total award on each of the first three anniversaries of the date of grant, provided the executive officer or employee continues to be employed through each applicable vesting date.

We believe that these awards and any future equity awards under the Plan will further align the interests of our executive officers and employees, with those of our stockholders and clients. In addition, because the value of an award will increase as the value of our stock increases, and awards will be subject to a vesting schedule, equity awards also encourage high performance over a long period.

The table below sets forth the grants made pursuant to the Plan as of March 1, 2010:

Artio Global Investors Inc. 2009 Stock Incentive Plan
	Shares Subject
	to Transfer
	Restrictions or
	Restricted
	Stock Units	Dollar Value
Name and Position	(as Applicable)(1)	($)(2)

Glen Wisher	226,562	5,883,844
Tony Williams	226,562	5,883,844
Francis Harte	92,767	2,404,051
Executive officers and directors as a group	586,931	15,197,558
All other employees	1,795,072 (3)	46,718,059

(1)	Includes restricted stock units issued as dividend equivalents.

(2)	The value of the awards is based on the fair market value on the date of grant.

(3)	Includes 74,500 restricted stock units that vested in February 2010 and were settled in shares of Class A common stock. Excludes 1,500 restricted stock units that were forfeited.

Artio Global Investors Inc. Management Incentive Plan

In September 2009, the Board and shareholders adopted the Artio Global Investors Inc. Management Incentive Plan providing for the payment of annual bonuses to our executive team. Our Compensation Committee will establish the terms and provisions of any incentive awards, including the performance objectives, the performance period, which may be annual or over a multiyear period, and any other features it may determine in its discretion. The performance objectives may include any or all of a combination of individual, team, department, division, subsidiary, group or corporate performance objectives. Incentive awards under this plan generally will be paid in cash.

Employment Agreements

We have entered into employment agreements with all executive officers and employment agreements may be used from time to time with other employees.

Retirement Plans

Our retirement plans include a 401(k) profit sharing plan, a money purchase pension plan, and a nonqualified supplemental retirement plan, which is linked to our money purchase plan. The 401(k) profit sharing plan and money purchase pension plan are broad-based tax-qualified plans. The nonqualified supplemental retirement plan is offered to our officers, including our executive officers, to increase their retirement benefits above amounts available under the money purchase plan. Unlike the money purchase plan, the nonqualified supplemental retirement plan is an unsecured obligation of the company and is not qualified for tax purposes. Each of the three plans is deemed to be a defined contribution plan. The contribution amount under the benefit formula under the nonqualified supplemental retirement plan is described in the narrative that accompanies the “2009 Nonqualified Deferred Compensation Table” below. We believe our retirement plan program is competitive and is an important tool in attracting and retaining executives.

Benefit Plans

The Company provides its named executive officers with health and welfare benefits on the same terms as those offered to other employees.

Impact of Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) allows a federal income tax deduction for compensation exceeding $1 million paid to the Chief Executive Officer and certain other named executive officers if the payments are made under qualifying performance-based plans. All compensation paid to the named executive officers is intended to qualify as tax deductible under Section 162(m) of the Code. The Compensation Committee will, however, consider awarding compensation to named executive officers that is not fully deductible under Section 162(m) of the Code in cases where it is determined to be in the best interest of the Company and stockholders to do so.

Mercer and Affiliates

Mercer HR Services LLC (“Mercer HR”) and Marsh USA Inc. (“Marsh”) share a common parent (Marsh & McLennan Companies Inc.) with Mercer, one of our compensation consultants. Independent from the Company’s retention of Mercer, Mercer HR and Marsh were engaged by the Company in 2009 as described below.

Mercer was retained by management and reached its recommended approach to modifying our deferral plan, after meetings with management to ensure that Mercer understood our historical use of the deferral plan, and our belief that equity should be an important feature of our compensation philosophy as a public company. The Company’s payments to Mercer in connection with this project were approximately $39,000.

In 2009, the Company paid approximately $127,000 to Mercer HR to provide shareholder services to participants in employee benefit plans that invest in our funds. The amount of the payment is a fixed small percentage of related assets under management.

Marsh is a leading insurance brokerage, and for many years we have sought their assistance in obtaining directors’ and officers’ insurance. In light of our public company status, our insurance coverage increased and Marsh acted as insurance broker in arranging this coverage. In 2009, we paid Marsh approximately $312,300 in insurance commissions.

Risks Related to Compensation Policies

In keeping with our risk management framework, we think of risks not only in the abstract, but of risks that might hinder our achieving a particular objective. We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient to retain talent, and the risk that compensation may provide unintended incentives. To combat these risks, as noted above, compensation of employees throughout the Company is benchmarked against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, the Principals’ equity holdings in the Company are subject to a five-year holding period, as further described under “Certain Relationships and Related Party Transactions – Related Party Transactions – Exchange Agreement”. The other executives’ equity awards are subject to vesting over three- or five- year periods, and the Principals’ recent incentive awards are subject to a three-year deferral period. We believe both the levels of compensation and the structure of the deferral plan have had the effect of retaining key personnel.

Performance criteria for some of our executives now include firm-wide risk management practices (some relating to mitigating certain of the firm’s key risks, and some relating to oversight of the “ordinary course” risks to which the firm is subject). We believe these criteria will provide additional incentives to manage the wide range of risks related to the Company. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders or our clients.

Based on the foregoing, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee will monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors

Elizabeth Buse, Chair
Duane R. Kullberg
Francis Ledwidge

Notwithstanding any SEC filing by the Company that includes or incorporates by reference other SEC filings in their entirety, this Compensation Committee Report shall not be deemed to be “filed” with the SEC, except as specifically provided otherwise therein.

EXECUTIVE COMPENSATION

2009 Summary Compensation Table

The following table presents summary information concerning the compensation earned during the years ended December 31, 2009, 2008 and 2007 by our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers, whom we refer to collectively as the “named executive officers”.

					Stock	All Other
		Salary	Bonus		Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)		($)(2)	($)(3)	($)

Richard Pell	2009	427,151	894,000	(4)	—	26,690	1,347,841
Chief Executive Officer	2008	400,000	—	(4)	—	7,035,440	7,435,440
	2007	400,000	—	(4)	—	27,475	427,475
Rudolph-Riad Younes	2009	427,151	894,000	(4)	—	26,690	1,347,841
Head of International Equity	2008	400,000	—	(4)	—	7,035,440	7,435,440
	2007	400,000	—	(4)	—	27,475	427,475
Glen Wisher	2009	350,000	667,500		5,321,295	18,840	6,357,635
President	2008	350,000	1,250,000		—	18,840	1,618,840
	2007	350,000	1,920,000		—	19,625	2,289,625
Tony Williams	2009	280,000	667,500		5,321,295	7,850	6,276,645
Chief Operating Officer	2008	280,000	1,250,000		—	7,850	1,537,850
	2007	280,000	1,920,000		—	8,635	2,208,635
Francis Harte	2009	250,000	435,000		2,128,508	3,140	2,816,648
Chief Financial Officer	2008	250,000	600,000		—	3,140	853,140
	2007	250,000	675,000		—	3,925	928,925

(1)	Amounts shown in this column represent the cash portion of the annual discretionary bonus award granted to the individual relative to performance during 2009, 2008 or 2007, as applicable, as well as the deferred portion of the annual award that was directed into the Company’s mutual funds. The deferred portion of the annual awards that were awarded in February 2010, in respect of the 2009 performance year, to Messrs. Wisher, Williams and Harte as restricted stock units are excluded from this table, but are described below in this footnote. A portion of the total bonus is subject to mandatory deferral and vesting over a three-year period. The deferred portion of these bonuses is as follows: for Mr. Pell, $342,000 all of which was directed into the Company’s mutual funds; for Mr. Younes, $342,000 all of which was directed into the Company’s mutual funds; for Mr. Wisher, $549,000 for 2009, all of which was awarded as restricted stock units, $275,000 for 2008, all of which was directed into the Company’s mutual funds, and $530,520 for 2007, all of which was directed into the Company’s mutual funds; for Mr. Williams, $549,000 for 2009, all of which was awarded as restricted stock units, $275,000 for 2008, all of which was directed into the Company’s mutual funds, and $530,500 for 2007, all of which was directed into the Company’s mutual funds; and for Mr. Harte, $270,000 for 2009, all of which was awarded as restricted stock units, $67,500 for 2008, all of which was directed into the Company’s mutual funds, and $90,000 for 2007, all of which was directed into the Company’s mutual funds. The deferred portion that was directed into the Company’s mutual funds is also reflected in the “2009 Nonqualified Deferred Compensation Table” below.

(2)	Amounts shown in this column represent the grant date fair value of the restricted stock unit awards granted on September 29, 2009 in connection with the Company’s IPO, which are based on the closing price on the grant date. These awards will vest as to one-fifth of the total award on each of the first five anniversaries of the date of grant, provided the executive continues to be employed through each applicable vesting date.

(3)	Amounts shown in this column reflect Company contributions to the executive’s account under the Company’s nonqualified supplemental retirement plan and the 2008 payment to each of Messrs. Pell and Younes in the amount of $7,008,750 relating to their deferred compensation agreement.

(4)	Prior to the IPO, Messrs. Pell and Younes did not receive bonuses, but instead benefited from the increased value of their Class B profits interests as well as distributions in respect of such interests. We incurred the following compensation charges (for financial accounting purposes) relating to the allocation of income to Messrs. Pell and Younes pursuant to their Class B profits interests: for Mr. Pell, $16,831,250 for 2009, $38,036,900 for 2008, and $41,756,150 for 2007; and for Mr. Younes, $16,831,250 for 2009, $38,036,900 for 2008, and $41,756,150 for 2007. We also incurred compensation charges (for financial accounting purposes) for the changes in redemption value of their Class B profits interests of Messrs. Pell and Younes, which, in respect of 2009 included $126,100,000 for each of Messrs. Pell and Younes relating to the acceleration of the vesting of their Class B profits interests based on the offering price of the IPO, which was $26.00 per share. Such amounts, which are non-cash in nature, are as follows: for Mr. Pell, $133,054,900 for 2009, $27,278,700 for 2008, and $38,421,950 for 2007; and for Mr. Younes, $133,054,900 for 2009, $27,278,700 for 2008, and $38,421,950 for 2007. Further, in connection with the IPO, we entered into a tax receivable agreement with the Principals under which they are entitled to receive 85% of the tax benefits realized by us in our tax returns as a result of the increases in tax basis created by each Principal’s exchange of New Class A Units of Holdings for shares of our Class A common stock. The net present value of such amount totals $97,908,600 and is shown as compensation expense within our financial statements. The table above excludes such amount, which is allocated equally to Messrs. Pell and Younes.

2009 Grants of Plan-Based Awards Table

The following table sets forth information concerning the 2009 grants of plan-based awards to the named executive officers.

			Stock Awards:	Grant Date
			Number of	Fair Value
		Grant	Shares of	of Stock
		Approval	Stock or	Awards
Name	Grant Date	Date	Units (#)	($)

Richard Pell	—	—	—	—
Rudolph-Riad Younes	—	—	—	—
Glen Wisher	9/29/09	9/03/09	202,716	5,321,295
Tony Williams	9/29/09	9/03/09	202,716	5,321,295
Francis Harte	9/29/09	9/03/09	81,086	2,128,508

The amounts shown reflect restricted stock unit awards that will vest as to one-fifth of the total award on each of the first five anniversaries of the date of grant, provided the executive continues to be employed through each applicable vesting date. The amounts were approved by the Board prior to the IPO and the formation of the Compensation Committee. All of the restricted stock units receive dividend equivalents.

2009 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards as of December 31, 2009, for the named executive officers.

Stock Awards
Market
	Number of	Value of
	Shares or	Shares or
	Units of	Units of
	Stock That	Stock That
	Have Not	Have Not
Name	Vested (#)	Vested ($)

Richard Pell	—	—
Rudolph-Riad Younes	—	—
Glen Wisher	202,716	5,167,231
Tony Williams	202,716	5,167,231
Francis Harte	81,086	2,066,882

The amounts shown reflect restricted stock unit awards that will vest as to one-fifth of the total award on each of the first five anniversaries of the date of grant, provided the executive officer continues to be employed through each applicable vesting date. The amounts were approved by the Board prior to the IPO and the formation of the Compensation Committee. All of the restricted stock units receive dividend equivalents.

2009 Nonqualified Deferred Compensation Table

The following table sets forth information concerning the nonqualified deferred compensation benefits of the named executive officers.

	Executive	Registrant	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings (Losses)	Aggregate	Balance at
	Last FY	Last FY	in Last FY	Withdrawals or	Last FYE
Name	($)(1)	($)(2)	($)	Distributions	($)

Richard Pell
Nonqualified supplemental retirement plan	—	26,690	72,681	—	420,479
Mandatory bonus deferral plan	342,000	—	—	—	342,000
Rudolph-Riad Younes
Nonqualified supplemental retirement plan	—	26,690	45,747	—	262,143
Mandatory bonus deferral plan	342,000	—	—	—	342,000
Glen Wisher
Nonqualified supplemental retirement plan	—	18,840	26,318	—	149,925
Mandatory bonus deferral plan	—	—	261,713	272,976	875,163
Tony Williams
Nonqualified supplemental retirement plan	—	7,850	7,374	—	41,354
Mandatory bonus deferral plan	—	—	230,480	264,195	855,712
Francis Harte
Nonqualified supplemental retirement plan	—	3,140	5,381	—	30,834
Mandatory bonus deferral plan	—	—	56,733	25,012	159,205

(1)	Represents amounts deferred in conjunction with the Company’s Incentive Award and Special Deferred Compensation Award Program relating to 2009. These amounts were not reflected within compensation expense in 2009 because they were deferred and vest over a three-year period and the compensation expense (for financial accounting purposes) will be distributed evenly throughout the vesting period. The deferrals for Messrs. Pell and Younes were directed into the Company’s mutual funds; the deferrals for Messrs. Wisher, Williams and Harte were awarded as restricted stock units in February 2010 and are therefore excluded from this table. The deferrals for Messrs. Pell and Younes that were directed into the Company’s mutual funds are included in the “2009 Summary Compensation Table” above; deferrals for Messrs. Wisher, Williams and Harte are described in footnote 1 to such table.

(2)	Represents the Company’s contribution to the executives’ accounts under our nonqualified supplemental retirement plan.

Under the Company’s deferral program, annual incentive awards are awarded in the Company’s sole discretion to select employees and officers. The portion of a participant’s annual cash incentive award that will be automatically deferred under the program is determined in accordance with the schedule contained in the program document. The deferred portion of the incentive award vests and is paid (as it relates to those awards directed into the Company’s mutual funds) in equal installments over three years (with the exception of the awards granted on September 29, 2009, which vest as to one-fifth of the total award on each of the first five anniversaries of the date of grant, provided the executive continues to be employed through each applicable vesting date) commencing on the first anniversary of the date the non-deferred portion of the incentive awards are paid, as long as the participant remains employed by the Company through the applicable vesting date. A participant forfeits all rights to a deferred award if the participant violates the non-competition, non-solicitation and confidentiality covenants set forth in the program or violates the terms of any release previously entered into as a condition of receipt of payment under the program. If a participant’s employment terminates by reason of the participant’s death, “disability”, “retirement” or a “qualifying termination” (as these terms are defined in the program), the participant will be fully vested in his deferred compensation and the deferred amounts will be paid in accordance with the payment schedule described above. A “qualifying termination” means a termination as a result of the permanent elimination of the participant’s job position or any termination by the company (or its successor) without cause following a “change in control” (as the term is defined in the program).

We offer a nonqualified supplemental retirement plan to our officers. This plan is a nonqualified plan and is an unsecured obligation of the Company. The contribution amount is determined by multiplying the individual’s base salary in excess of the compensation limit for determining contributions to qualified plans mandated by the Internal Revenue Service in effect for the plan year by 15.7%.

Potential Payments upon Termination or Change in Control

We entered into employment agreements (see “– Employment Agreements” below) that provide for compensation to the named executive officers in the event of certain types of termination of employment. The table below provides details of the nature and amounts of compensation that would have been payable to each named executive officer if their employment was terminated as of December 31, 2009.

	Termination		Involuntary		Change in
	Due to Death		Not for Cause		Control
	or Disability		Termination		Termination
Name	($)		($)		($)

Richard Pell(1)	0		0		0
Rudolph-Riad Younes(1)	0		0		0
Glen Wisher(2)	2,695,146	(2(a))	6,282,705	(2(b))	8,607,959	(2(c))
Tony Williams(2)	2,709,028	(2(a))	6,104,087	(2(b))	8,429,341	(2(c))
Francis Harte(2)	864,531	(2(a))	2,629,888	(2(b))	3,559,985	(2(c))

(1)	The amounts shown in the table for Messrs. Pell and Younes reflect the following payments and benefits to which they would have been entitled if their employment were terminated by death, permanent incapacity, or resignation: (i) $0 for any accrued but unpaid base salary (and other vested and accrued employee benefits) through December 31, 2009, under the assumption that there would have been none (the Company paid salary for the last payroll period in 2009 on December 31, 2009); and (ii) $0 for earned but unpaid bonus for 2009, as bonuses with respect to 2008 were paid during 2009 prior to December 31, 2009. Please refer to “– Employment Agreements” for further description of the termination of employment provisions contained in the Principals’ employment agreements.

(2)	The amounts shown in the table for Messrs. Wisher, Williams and Harte reflect the following payments and benefits to which they would have been entitled if they were terminated by death, “disability” or by the Company without “cause” (as such terms are described in the employment agreements):

(a)	Termination due to Death or Disability: (i) $0 for accrued benefits under the assumption that there would have been none; (ii) $0 for earned but unpaid bonuses for 2008, as bonuses with respect to 2008 were paid during 2009 prior to December 31, 2009; (iii) a pro-rata bonus equal to $1,556,667 for Mr. Wisher, $1,590,000 for Mr. Williams and $600,000 for Mr. Harte (calculated as 100%, as the executives were employed for all of 2009, of the greater of (x) the bonus granted for 2008 performance of $1,250,000 for each of Mr. Wisher and Mr. Williams and $600,000 for Mr. Harte and (y) the average bonus granted for 2008, 2007 and 2006 performance of $1,556,667 for Mr. Wisher, $1,590,000 for Mr. Williams and $575,000 for Mr. Harte); (iv) pro-rata vesting of the restricted stock units, totaling a value of $263,316 for each of Mr. Wisher and Mr. Williams (calculated as the product of 202,716 shares multiplied by the closing market value on December 31, 2009 of $25.49 multiplied by 93 days divided by 1,825 days) and $105,326 for Mr. Harte (calculated in the same manner for 81,086 shares); and (v) the vesting of the prior year bonus awards, including any gains or losses related to such deferrals, that were subject to mandatory deferral, totaling $875,163 for Mr. Wisher, $855,712 for Mr. Williams and $159,205 for Mr. Harte.

(b)	Involuntary Not for Cause Termination: (i) $0 for accrued benefits under the assumption that there would have been none; (ii) continued payments of base salary for the remaining term of the employment agreement of three years, totaling $962,500 for Mr. Wisher, $770,000 for Mr. Williams and $687,500 for Mr. Harte; (iii) $0 for earned but unpaid bonus for 2008, as bonuses with respect to 2008 were paid during 2009 prior to December 31, 2009; (iv) a pro-rata bonus equal to $1,556,667 for Mr. Wisher, $1,590,000 for Mr. Williams and $600,000 for Mr. Harte (calculated as 100%, as the executives were employed for all of 2009, of the greater of (x) the bonus granted for 2008 performance of $1,250,000 for each of Mr. Wisher and Mr. Williams and $600,000 for Mr. Harte and (y) the average bonus granted for 2008, 2007 and 2006 performance of $1,556,667 for Mr. Wisher, $1,590,000 for Mr. Williams and $575,000 for Mr. Harte); (v) $46,398 for the employer’s portion of continued medical and dental premiums for each executive until the end of the three-year employment term; (vi) the vesting of the prior year bonus awards, including any gains or losses related to such deferrals, that were subject to mandatory deferral, totaling $875,163 for Mr. Wisher, $855,712 for Mr. Williams and $159,205 for Mr. Harte; and (vii) continued vesting of the restricted stock units granted to the executive at the time of the IPO through the remaining term of the three-year employment agreement, totaling $2,841,977 for each of Mr. Wisher and Mr. Williams and $1,136,785 for Mr. Harte. The amount of $2,841,977 for each of Mr. Wisher and Mr. Williams is calculated as the product of: (1) 202,716 shares multiplied by (2) $25.49 multiplied by (3) the remaining 33-month portion of the three-year employment agreement divided by (4) the five-year vesting period. The amount of $1,136,785 for Mr. Harte is calculated in the same manner for 81,086 shares. The actual value of the restricted stock units that vest pursuant to clause (vii) will vary based on the actual price of the shares underlying the restricted stock units as of the dates of vesting and settlement during the three-year remaining term of the agreement.

(c)	Change in Control Termination: Amounts reflect the same amounts as for Involuntary Not for Cause Termination as described in footnote (2)(b), except with respect to clause (vii) thereof. If the executives had been terminated by the Company as a result of a change in control (as defined under the Artio Global Investors Inc. 2009 Stock Incentive Plan), all of the restricted stock units would vest and the restrictions would lapse as of the change in control, totaling a value of $5,167,231 for each of Mr. Wisher and Mr. Williams (calculated as the product of 202,716 shares multiplied by the closing market value on December 31, 2009 of $25.49) and $2,066,882 for Mr. Harte (calculated as the product of 81,086 shares multiplied by $25.49).

Please refer to “– Employment Agreements” for further description of the termination of employment provisions contained in the employment agreements.

No compensation is expected to be payable to the named executive officers in the event of a change in control of the Company. However, upon a change of control of the Company (as defined in the Exchange Agreement), the restrictions on the sale of Class A common stock received by Messrs. Pell and Younes upon exchange of New Class A Units pursuant to the Exchange Agreement will cease. In addition, the non-compete and non-solicitation provisions to which the Principals are subject under the Exchange Agreement will terminate if a change of control or a potential change of control occurs and the relevant Principal is terminated by us without cause or resigns with good reason (in each case as such terms are defined in the Exchange Agreement). See “Relationships and Related Party Transactions – Exchange Agreement”. Further, if Messrs. Wisher, Williams or Harte are terminated by the Company as a result of a change in control (as defined in the Artio Global Investors Inc. 2009 Stock Incentive Plan), all restrictions with respect to their restricted stock unit awards will lapse as of the date of the change in control. See “– Employment Agreements”.

Employment Agreements

We entered into employment agreements with each of our executive officers in September 2009. The agreements with Messrs. Pell and Younes provide that Mr. Pell will serve as our Chief Executive Officer and Chief Investment Officer and Mr. Younes as our Head of International Equity. Pursuant to their employment agreements, Messrs. Pell and Younes each receive an annual base salary of not less than $500,000 and an annual bonus for each calendar year, targeted at a minimum of $3,500,000 annually for each of the first two years after the date of the IPO, such bonus amounts subject to modification by the Board of Directors and subject to the amended deferral plan. The employment agreements also provide that each of Messrs. Pell and Younes is eligible to participate in our employee benefit plans. The agreements will be in effect until terminated by either Mr. Pell or Mr. Younes, as applicable, or us. If Mr. Pell or Mr. Younes’ employment is terminated by us or if Mr. Pell or Mr. Younes’ employment terminates due to resignation, death or permanent incapacity, Mr. Pell or Mr. Younes, as applicable, (or his estate or representative) shall receive: (i) any accrued but unpaid base salary (and other vested and accrued employee benefits) through the termination date; and (ii) any earned but unpaid annual bonus relating to a bonus year completed prior to his termination of employment and determined in accordance with applicable bonus procedures. The agreements include customary non-disparagement and confidentiality provisions, and provisions that all work product produced by Mr. Pell or Mr. Younes, as applicable, in the course of employment belong to us. Finally, the agreements also permit Messrs. Pell and Younes to refer, in the context of future employment or investment management activities, to the track record of funds managed by us for which Mr. Pell or Mr. Younes, as applicable, had management or investment authority, so long as such future activities are not prohibited by the non-competition provisions set out in the Exchange Agreement.

The agreements for our other named executive officers provide that Mr. Wisher will serve as our President, Mr. Williams as our Chief Operating Officer and Mr. Harte as our Chief Financial Officer. The agreements are effective for a three-year term (through September 29, 2012). At the end of the initial three-year term, the agreements will automatically renew for an additional year and each year thereafter, unless either party gives notice of intent not to renew the agreement at least 90 days prior to the end of the term. Pursuant to the agreements, Mr. Wisher will receive an annual base salary of $350,000; Mr. Williams will receive an annual base salary of $280,000; and Mr. Harte will receive an annual base salary of $250,000. In addition, each of the employment agreements provides for an annual bonus for each calendar year. The employment agreements also provide that each of the executive officers will be eligible to participate in our employee benefit plans. If Messrs. Wisher, Williams or Harte are terminated by the Company without “cause”, they will be entitled to receive accrued benefits; continued payment of base salary for the greater of the remaining term of the agreement or 12 months (18 months for Mr. Wisher); payment of any annual bonus earned, but not paid, as of the date of termination of employment; a pro-rata bonus determined by multiplying the greater of the prior year’s bonus or the last three year’s average bonus times the percentage of days the executive was employed for the current year; continued medical and dental benefits through the end of the term of the agreement or the date the executive becomes covered under another plan; and continued vesting of restricted stock units granted to the executive at the time of the IPO through the remaining term of the agreement. If the Company elects not to renew the agreement and Messrs. Wisher, Williams or Harte are willing and able to provide services in circumstances that constitute an involuntary termination, the executive will be entitled to the payments and benefits described above that are payable upon a termination without “cause” other than continued medical and dental benefits and restricted stock unit vesting. If Messrs. Wisher, Williams or Harte die or become disabled during the term of the agreement, they will be entitled to accrued benefits and payments of the annual bonus and pro-rata bonus described above. In addition, a percentage of awards under the Artio Global Investors Inc. 2009 Stock Incentive Plan that would have vested in the year of death will vest, determined by dividing the number of days the executive was employed in that year by 365. If the executives are terminated by the Company as a result of a change in control (as defined under the Artio Global Investors Inc. 2009 Stock Incentive Plan), all restrictions with respect to their restricted stock units will lapse as of the change in control.

As a condition to the receipt of any payments or benefits upon termination, Messrs. Wisher, Williams or Harte agree that they will not compete with the company and its affiliates (unless the Company elects not to renew the agreement or terminates the agreement for any reason other than “cause”) and will not solicit any clients or employees of the company or its affiliates for a period of 12 months following termination.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2009, with respect to the Artio Global Investors Inc. 2009 Stock Incentive Plan under which the Company’s Common Stock is authorized for issuance.

Equity Compensation Plan Information Table

Number of
Securities
Remaining
Available for
	Number of		Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	2,146,758 (1)	—	7,538,599
Equity compensation plans not approved by stockholders	—	—	—

TOTAL	2,146,758	—	7,538,599

(1)	Reflects shares that may be issued to settle outstanding restricted stock units that have been granted to employees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

In September 2009, our Board adopted a “Related Person Transaction Policy” pursuant to which the Nominating and Corporate Governance Committee of our Board must approve and ratify any related person transaction. All Related Persons (defined below) are required to report to our Corporate Secretary any related person transaction prior to its inception and the Corporate Secretary and Chair of the Nominating and Corporate Governance Committee will determine whether it should be submitted to the Nominating and Corporate Governance Committee for consideration. From the IPO through the remainder of the year ended December 31, 2009, no related person transactions have been reported to the Corporate Secretary or the Nominating and Corporate Governance Committee.

Our Related Person Transaction Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest.

Our Related Person Transaction Policy provides that the following transactions shall be deemed pre-approved by the Nominating and Corporate Governance Committee: (i) transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000; (ii) transactions in which the Related Person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction; (iii) transactions in which the Related Person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction; (iv) transactions in which the Related Person’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company, which donations are made in accordance with the Company’s matching program that is available on the same terms to all employees of the Company; (v) compensation arrangements of any executive officer, other than an individual who is an Immediate Family Member of a Related Person, if such arrangements have been approved by the Compensation Committee; and (vi) director compensation arrangements, if such arrangements have been approved by the Board.

A “Related Person”, as defined in our Related Person Transaction Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company; any Immediate Family Member (which means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law) or any person sharing the household (other than a tenant or employee) of a director or executive officer of the Company; any nominee for director and the Immediate Family Members of such nominee; and a 5% or more beneficial owner of the Company’s voting securities or any Immediate Family Member of such owner.

If we become aware of an existing related person transaction that has not been approved under the Related Person Transaction Policy, the transaction will be referred to the Nominating and Corporate Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our Related Person Transaction Policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Related Party Transactions

The following is a summary of material provisions of various transactions we have entered into with our executive officers, management, directors or 5% or greater shareholders.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with our Principals and GAM pursuant to which we granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our

Class A common stock issuable upon exchange of the New Class A Units or upon conversion of the Class C common stock, respectively, held or acquired by them. Under the registration rights agreement, the Principals and GAM have the right to request us to register the sale of their shares and can also require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the agreement provides our Principals and GAM with the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us.

Shareholders Agreements

In connection with our IPO, GAM entered into a shareholders agreement with us under which it agreed that, to the extent it has voting power as a holder of Class C common stock in excess of what it would be entitled to on a one-vote-per-share basis, it will on all matters vote such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock.

As long as GAM owns shares of our Class C common stock constituting at least 10% of the aggregate number of shares outstanding of our Common Stock, the agreement will permit it to appoint a member to our Board or to exercise observer rights. GAM has opted to appoint an observer to our Board, but may in the future decide to appoint a member to our Board in lieu of exercising such observer rights. If GAM’s ownership interest in us falls below 10%, it will no longer be entitled to appoint a member of our Board but it will be entitled to certain observer rights until the later of the date upon which (i) we cease to use the Julius Baer brand name pursuant to the transition services agreement between us and GAM and (ii) GAM ceases to own at least 5% of the outstanding shares of our Common Stock.

Mr. Younes entered into a shareholders agreement with us under which he is entitled to attend meetings of our Board as an observer until the later of the date upon which (i) he ceases to be employed by us and (ii) the restrictions on sales under the Exchange Agreement (described below) terminate.

Mr. Pell entered into a shareholders agreement with us under which, if he ceases to be a member of our Board, he will be entitled to attend meetings of our Board as an observer until the date on which the restrictions on sales under the Exchange Agreement (described below) terminate.

Exchange Agreement

In connection with our IPO, the Principals entered into an Exchange Agreement with us under which, from time to time, each Principal (and certain of his permitted transferees, including the GRATs) will have the right to exchange his New Class A Units, which represent membership interests in Holdings, for shares of Class A common stock of the Company on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. Any exchange of New Class A Units will generally be a taxable event for the exchanging Principal. As a result, each Principal will be permitted to sell shares of Class A common stock in connection with any exchange in an amount necessary to generate proceeds (after deducting discounts and commissions) sufficient to cover the taxes payable on such exchange (the amount of shares permitted to be sold determined based upon the stock price on the date of exchange, whether or not such shares are sold then or thereafter). In addition, each Principal is permitted to sell up to 20% of the remaining shares of Class A common stock that he owns (calculated assuming all New Class A Units have been exchanged by him) on or after the first anniversary of the pricing of the IPO and an additional 20% of such remaining shares of Class A common stock on or after each of the next four anniversaries. As a Principal exchanges New Class A Units for shares of our Class A common stock, our membership interests in Holdings will be correspondingly increased, the Principal’s corresponding shares of Class B common stock will be cancelled and existing holders of Class A common stock will be diluted. The restrictions on sales described above will terminate with respect to each Principal upon the occurrence of (i) any breach by us of any of the agreements we have with such Principal that materially and adversely affects such Principal, after notice and an opportunity to cure, (ii) conduct by us of any business other than through our operating company or any of our operating company’s subsidiaries, (iii) any change of control (as defined below) or (iv) the dissolution, liquidation or winding up of Holdings. As used in the Exchange

Agreement, the prohibition on “selling” Class A common stock is defined broadly to prohibit a Principal from pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, lending, or otherwise transferring or disposing of, directly or indirectly, any of his shares of Class A common stock or his New Class A Units (other than transfers to permitted transferees) or entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or New Class A Units, whether any such transaction is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise.

The Exchange Agreement also includes non-solicit and non-competition covenants that preclude each Principal from soliciting our employees or customers and from competing with our business generally in the period beginning with the closing of the IPO and ending two years after termination of his employment with us. The non-compete and non-solicitation provisions will terminate if a “change of control” or a “potential change of control” occurs and the relevant Principal is terminated by us without cause or resigns with good reason.

“Change of control” is defined under the Exchange Agreement as: (i) any person or group, other than the Principals, GAM and their permitted transferees (or any group consisting of such persons), (a) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the voting stock of the company or, in the context of a consolidation, merger or other corporate reorganization in which the company is not the surviving entity, 50% or more of the voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity), calculated on a fully diluted basis, or (b) has obtained the power (whether or not exercised) to elect a majority of the Board (or equivalent governing body) of our company or its successors; (ii) the Board (or equivalent governing body) of our Company or its successors shall cease to consist of a majority of continuing directors, which is defined as the directors on the date of the IPO and subsequently elected directors whose election is approved by the continuing directors; (iii) we or our successors, alone or together with the Principals and the permitted transferees of the Principals, cease to own 50% or more of the equity interests of Holdings; or (iv) the sale of all or substantially all the assets of our Company or Holdings.

A “potential change of control” will deemed to have occurred if: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a change of control; (ii) the Board of our Company adopts a resolution to the effect that a potential change of control has occurred; (iii) any person commences a proxy contest, files solicitation material with the SEC, files a Statement on Schedule 13D with the SEC or commences a tender offer or exchange offer for any of the outstanding shares of our Company’s Common Stock, and a change of control occurs within nine months following any of such events; or (iv) any person commences discussions or negotiations with our Company regarding the appointment or nomination of one or more individuals as a director(s) of our Company, or commences discussions or negotiations with our Company regarding the sale or other disposition of a material product line of our Company or of a material portion of our Company’s assets, and a change of control occurs as a result of any such event or events within nine months following any such event or events.

Amended and Restated Limited Liability Company Agreement of Holdings

As a result of the reorganization and IPO, Holdings is the sole owner of Investment Adviser. The form of the operating agreement is filed as an exhibit to the registration statement on Form S-1 used in connection with the IPO, and the following description of the operating agreement is qualified by reference thereto.

As the sole managing member of Holdings, we control all of its affairs and decision making. As such, we, through our officers and directors, will be responsible for all its operational and administrative decisions and the day-to-day management of its business. However, any issuance by Holdings of equity interests other than New Class A Units and any voluntary dissolution generally will require the consent of all members, including the Principals. In addition, any amendments to the operating agreement will require the consent of each Principal until such Principal (together with his permitted transferees) holds less than 2% of the equity interests of Holdings. The consent of each Principal also will be required for amendments to certain fundamental provisions of the operating agreement.

In accordance with the operating agreement, net profits and net losses of Holdings will be allocated to its members pro rata in accordance with the respective percentages of their New Class A Units. Accordingly, net profits and net losses are currently allocated approximately 74% to us and approximately 13% to each of our Principals.

The holders of New Class A Units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Holdings. Net profits and net losses will generally be allocated to its members, including us, pro rata in accordance with the percentages of their respective New Class A Units. The operating agreement requires pro rata cash distributions to the members of Holdings in respect of taxable income allocated to such members. The cash distributions to the holders of its New Class A Units for this purpose will be calculated at an assumed tax rate. Further, taxable income of Holdings for this purpose will be calculated without regard to (i) any deduction arising out of any exchange pursuant to the Exchange Agreement and (ii) any deduction that we determine is not available to any member, determined as if all members were individuals, for interest expense in respect of the indebtedness incurred by it in connection with the IPO (or any interest expense in respect of any future indebtedness incurred to repay the principal of such indebtedness existing before the IPO, up to the aggregate amount of such indebtedness).

The operating agreement provides that at any time we issue a share of our Class A common stock, we are entitled to transfer the net proceeds received by us with respect to such share, if any, to Holdings and it shall be required to issue to us one New Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, we can cause Holdings, immediately prior to such redemption of our Class A common stock, to redeem an equal number of New Class A Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed.

In connection with the IPO and related reorganization transactions, we amended and restated Investment Adviser’s operating agreement. This resulted in the complete acceleration of the unvested portion of the Class B profits interests of the Principals, the elimination of both our obligation to repurchase such interests and the ability of the Principals to put their interests to Investment Adviser and the conversion of Investment Adviser’s multiple-class capital structure into a single new class of membership units.

Tax Receivable Agreement

Pursuant to the Exchange Agreement described above, from time to time we may be required to acquire New Class A Units from the Principals in exchange for shares of our Class A common stock and the cancellation of a corresponding number of shares of our Class B common stock held by the Principals. Holdings intends to make an election under Section 754 of the Code in effect for each taxable year in which such an exchange occurs, pursuant to which each exchange is expected to result in an increase in the tax basis of tangible and intangible assets of Holdings with respect to such New Class A Units acquired by us in such exchanges. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from Holdings and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

In connection with the IPO, we entered into a tax receivable agreement with the Principals requiring us to pay 85% of the amount of the reduction in tax payments, if any, in U.S. federal, state and local income tax that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis created by each Principal’s exchanges described above. For purposes of the tax receivable agreement, reduction in tax payments will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Holdings. The term of the tax receivable agreement commenced upon the completion of the IPO and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to the Principals, or their transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any New Class A Units that the Principals or their transferees own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to the Principals using certain assumptions and deemed events similar to those used to calculate an early termination payment.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

To date, each Principal exchanged 1.2 million of his New Class A Units for an equivalent number of shares of Class A common stock. In connection with the exchange, we elected to step up our tax basis in the incremental assets acquired in accordance with Section 754 of the Code. The tax benefits arising from the resultant step-up in tax basis became determinable, and deferred tax benefits of $38.4 million were recorded, and will be recovered generally over a 15-year period. These benefits will be shared between us and each Principal under the tax receivable agreement.

Recovery of deferred tax benefits over the 15-year period will depend on our ability to generate sufficient taxable income. The deferred tax asset of $39.6 million as of December 31, 2009, will require annual taxable income of $6.2 million over the 15-year amortization period (at current tax rates) to be recovered in full. As our taxable income has historically been significantly in excess of such amount, we believe that it is more likely than not that the deferred tax asset will be recovered and, therefore, no valuation allowance is necessary.

The payments under the tax receivable agreement are not conditioned on the Principals maintaining an ownership interest in us. Payments under the tax receivable agreement are expected to give rise to certain additional tax benefits attributable to further increases in basis or, in certain circumstances, in the form of deductions for imputed interest. Any such benefits are covered by the tax receivable agreement and will increase the amounts due thereunder. In addition, the tax receivable agreement will provide for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

Transition Services and Indemnification Agreements

In connection with the IPO, we entered into an indemnification and co-operation agreement with GAM under which it will indemnify us for any future losses relating to certain of our legacy activities. In addition, we entered into a transition services agreement with Julius Baer Group Ltd., pursuant to which Julius Baer Group Ltd. will provide us with certain services in connection with the operation of our business, principally including the continued use of the “Julius Baer” brand in a limited form and for a transitional period following the IPO.

Indemnification Agreements with Executive Officers and Directors

We have entered into separate indemnification agreements with our executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Other Interested Party Transactions

We earned revenue from advising our SEC-registered mutual funds, which are marketed using the Company brand. Amounts earned from such activity, which are reported in investment management fees, are as follows:

Year ended December 31, 2009	$173.3 million
Year ended December 31, 2008	$253.9 million
Year ended December 31, 2007	$278.7 million

We engage in transactions with GAM and other affiliates as part of our business. Compensation for, and expenses of, these transactions are governed by agreements between the parties. We earned revenue sub-advising certain offshore funds sponsored by affiliates of GAM. The affiliates whom we sub-advise include Bank Julius Baer & Co. Ltd., as well as GAM International Management Limited.

Amounts earned from sub-advising funds for affiliates, which are reported in investment management fees, are as follows:

Year ended December 31, 2009	$1.9 million
Year ended December 31, 2008	$2.4 million
Year ended December 31, 2007	$2.3 million

We held investments in Company registered investment companies (pursuant to which certain of our employees had the choice of investing their deferred bonuses) totaling $7.9 million, $5.9 million and $4.8 million as of December 31, 2009, 2008 and 2007, respectively. Net gains (losses) on securities held for deferred compensation were $2.0 million and $(2.9) million for 2009 and 2008, respectively. There were no gains (losses) on securities held for deferred compensation for 2007.

We allocated $4.7 million for the year ended December 31, 2007, to affiliates for both direct and indirect expenses of occupancy (including rent and depreciation), information technology and support system costs (including depreciation), and administration and management under the terms of service level agreements entered into with such affiliates. The affiliates include Julius Baer Financial Markets LLC and GAM USA Inc., both of which are 100% owned by GAM. There were no allocated expenses for the years ended December 31, 2009 and 2008.

We paid GAM $2.7 million, $6.4 million and $7.3 million in licensing fees for the years ended December 31, 2009, 2008 and 2007, respectively, for licensing under the terms of a service level agreement entered into with GAM. Following the IPO, we no longer pay these license fees.

Julius Baer Financial Markets LLC, which was distributed at book value to GAM as of December 1, 2007, is no longer our subsidiary and is therefore shown in discontinued operations of our consolidated financial statements.

Grantor Retained Annuity Trusts

In September 2009, each of our Principals transferred a portion of his existing Class B profits interest in Investment Adviser to a GRAT for which such Principal serves as settlor and trustee. The Principals, together with the GRATs, contributed their Class B profits interests to Holdings in connection with the IPO in exchange for New Class A Units in Holdings. Each GRAT also acquired a number of shares of our Class B common stock corresponding to the number of New Class A Units it received. Pursuant to SEC rules, each Principal is considered the beneficial owner of the securities held by the GRAT for which he serves as settlor and trustee.

The GRATs (together with certain permitted transferees of the Principals) generally have the same rights and obligations as the Principals (including consent rights) under each of the agreements described in this “Related Party Transactions” section, and each reference to a “Principal” in this section should be deemed to include the GRATs and such permitted transferees.

REPORT OF THE AUDIT COMMITTEE

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with the Company’s management. Based on the Audit Committee’s review of the audited financial statements as of, and for, the fiscal year ended December 31, 2009, and its discussions with management regarding such audited financial statements, and its receipt of written disclosures and the statement from the independent registered public accountants required by Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence”, its discussions with the independent registered public accountants regarding such auditor’s independence, the matters required to be discussed by the Statement on Auditing Standards 61, as amended (Communication with Audit Committees, AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, its discussions with the independent registered public accountants regarding significant deficiencies and material weaknesses, if any, in the Company’s system of internal control over financial reporting, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2009, be included in the Company’s Annual Report on Form 10-K for such fiscal year.

In the performance of its oversight duties and responsibilities, during the fiscal year ended December 31, 2009, the Audit Committee also reviewed the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 with both management and the Company’s independent registered public accountants; reviewed the Company’s quarterly earnings releases; reviewed periodic reports from management covering changes, if any, in accounting policies, procedures and disclosures, and the status of the effectiveness of internal control over financial reporting; and reviewed and discussed with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

Audit Committee of the Board of Directors

Duane R. Kullberg, Chair
Elizabeth Buse
Francis Ledwidge

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accountants. The Audit Committee has appointed KPMG LLP as the independent registered public accountants for the fiscal year ending December 31, 2010. While stockholder ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as part of good corporate governance practices. If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Fees Billed to the Company by KPMG LLP During Fiscal Years Ended 2009 and 2008

Audit Fees

Audit fees, including expenses, billed to the Company by KPMG LLP were $0.9 million in both 2009 and 2008. Audit fees include professional services for the audit of the Company’s financial statements, and review of interim quarterly financial statements. These financial statements were included in the Company’s Quarterly Report on Form 10-Q, and Annual Report on Form 10-K. The fees do not include audits of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, as the Company is not yet required to have such an audit.

Audit-related Fees

The Company paid audit-related fees and expenses to KPMG LLP of $1.4 million in 2009, compared with $2.3 million in 2008, for audits of Company-sponsored retirement plans, financial statements, certain Company-sponsored institutional investment vehicles, and services related to the Company’s filing of the registration statement on Form S-1.

Taxes

The Company paid tax fees and expenses to KPMG LLP for tax compliance and consulting services of $0.2 million in 2009 and $0.1 million in 2008.

All Other Fees

KPMG LLP did not provide any services not described above in 2009 and 2008.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s public accountants. The Audit Committee pre-approved all such audit and non-audit services by our independent registered public accountants that were performed after the Company’s IPO on September 24, 2009 through the remainder of the year ended December 31, 2009.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will annually review and pre-approve the audit, review and attest services, as well as non-audit services, to be provided during the next audit cycle by the independent registered public accountants. To the extent practicable, the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the independent registered public accountants that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee, or its Chair. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee, or its Chair. The Chair will present any decisions to the full Audit Committee at the next regularly scheduled meeting. All requests or applications for the independent registered public accountants to provide services to the Company shall be submitted to the Audit Committee by the

Chief Financial Officer or one of the Controllers and must address whether, in his or her view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, with an opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

Required Vote

The proposal to ratify the appointment of KPMG LLP as independent registered public accountants will require the affirmative vote of a majority of the votes cast at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE
SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

OTHER MATTERS

Management of the Company is not aware of other matters to be presented for action at the 2010 Annual Meeting. However, if other matters are presented, it is the intention of the persons designated as the Company’s proxies to vote in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, with respect to the fiscal year ended December 31, 2009, all applicable filings were timely made.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Stockholder proposals intended to be included in the proxy statement relating to the Company’s 2011 annual meeting pursuant to Rule 14a-8 (“Rule 14a-8”) under the Exchange Act must be received by the Corporate Secretary of the Company at 330 Madison Avenue, New York, New York 10017, no later than December 31, 2010, and must otherwise comply with Rule 14a-8.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company’s 2011 annual meeting must comply with the requirements set forth in our bylaws and must be delivered to the Corporate Secretary of the Company at 330 Madison Avenue, New York, New York 10017, no later than March 12, 2011, but no earlier than February 10, 2011, or such notice will be considered untimely under Rule 14a-4(c)(1) of the Exchange Act and our bylaws. If such timely notice of a stockholder proposal is not given, the proposal may not be brought before the 2011 Annual Meeting. The deadlines above are calculated by reference to the date of this year’s Annual Meeting.

If the date of next year’s annual meeting is scheduled earlier than April 11, 2011 or later than July 10, 2011, a timely notice must be received by the Company no later than 70 days prior to the date of the 2011 annual meeting and the 10th day following the day on which a public announcement of the date of the meeting was made. If such a change occurs, we will inform stockholders of such change and the effect of such change within the dates provided above, by including notice under Item 5 of Part II in our earliest possible quarterly report on Form 10-Q, or, if that is impracticable, by other means reasonably calculated to inform our stockholders of such change and the new deadlines.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s Common Stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding”. Under this procedure, certain registered stockholders who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered stockholder and would like to have separate copies of the Notice of Internet Availability or proxy materials mailed to you in the future, you must submit a request to opt out of householding in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call the Company at 1-800-542-1061, and we will cease householding all such documents within 30 days. If you are a beneficial stockholder, information regarding householding of proxy materials should have been forwarded to you by your bank or broker. Registered stockholders are those stockholders who maintain shares under their own names. Beneficial stockholders are those stockholders who have their shares deposited with a bank or brokerage firm.

However, please note that if you want to receive a paper proxy card, voter instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you receive your proxy materials by mail, we encourage you to elect to receive future copies of proxy statements and annual reports by e-mail. To enroll in the online program, go to www.proxyvote.com, click on Stockholder Electronic Delivery and follow the enrollment instructions. Upon completion of enrollment, you will receive an e-mail confirming the election to use the electronic delivery services. The enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is cancelled. Enrolling to receive proxy materials online will save the Company the cost of printing and mailing documents, as well as help preserve our natural resources.

Your vote is important. Please sign, date, and return your proxy card by mail, or submit your proxy over the Internet or by telephone promptly.

By Order of the Board of Directors,

Adam R. Spilka
Corporate Secretary

New York, New York
March 26, 2010

ARTIO GLOBAL INVESTORS INC.
330 MADISON AVENUE
NEW YORK, NY 10017
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 before the meeting date.
Submitting your instructions by either of these methods will not affect your ability to attend and vote during the Annual Meeting at:
www.virtualshareholdermeeting.com/ART

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M21536-P89856	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ARTIO GLOBAL INVESTORS INC.

The Board of Directors recommends you vote
FOR the following proposals:

1.	Election of Directors
		For	Withhold
Nominee:

	1a) Duane R. Kullberg	☐	☐

		For	Against	Abstain

2.	The ratification of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2010	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M21537-P89856
ARTIO GLOBAL INVESTORS INC.
Annual Meeting of Stockholders
May 11, 2010 9:00 AM (Eastern Time)
This proxy is solicited by the Board of Directors
Dear Stockholder:
You are cordially invited to attend the 2010 Annual Meeting of Stockholders (“Annual Meeting”) of Artio Global Investors Inc. Our Annual Meeting will be held on Tuesday, May 11, 2010, at 9:00 a.m. (Eastern Time). We are pleased that this year’s Annual Meeting will be a completely virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/ART. You will need the 12-Digit Control Number included in this proxy card in order to be able to enter the Annual Meeting.
The undersigned hereby appoints Adam Spilka and Francis Harte as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all shares of common stock of Artio Global Investors Inc., held of record by the undersigned on March 16, 2010, at the Annual Meeting.
This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given on the reverse side. If no instructions are given, this proxy will be voted “FOR” the election of the nominee listed in proposal 1 and “FOR” proposal 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
Continued and to be signed on reverse side